Exhibit 3.1B

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
AMERIVEST PROPERTIES INC.

AmeriVest Properties Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

1.               The Corporation desires to and does amend its charter as currently in effect and as hereinafter provided.

2.               Article ELEVENTH, Section 2 is hereby amended by deleting the following text from the beginning of such section:

“The directors shall be divided as evenly as possible into three classes, designated Class 1, Class 2, and Class 3. If the number of directors is not evenly divisible by three, the remainder positions shall be allocated first to Class 1 and then to Class 2. At the first election of directors by stockholders following the enactment of this ARTICLE ELEVENTH, Section 2, Class 2 directors shall be elected for a term expiring at the next subsequent annual meeting of stockholders, Class 3 directors for a term expiring at the second subsequent annual meeting of stockholders, and Class 1 directors for a term expiring at the third subsequent annual meeting of stockholders. At each succeeding annual meeting of stockholders, successors to directors whose terms expired at that annual meeting shall be of the same class as the directors they succeed and shall be elected for three-year terms”

3.               The foregoing amendment has been duly advised by the Corporation’s Board of Directors and approved by the Corporation’s stockholders in accordance with the applicable provisions of law.

4.               The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf as of June 8, 2004, by its undersigned President and attested to by its Secretary.

AMERIVEST PROPERTIES INC.

/s/ Charles K. Knight
Name: Charles K. Knight President

/s/ Kathryn L. Hale
Name: Kathryn L. Hale Secretary